Exhibit 99.1
EXECUTION COPY
Denbury Resources Inc.
Denbury Announces Final Results of Change of Control Offers for Senior Subordinated
Notes of Encore Acquisition Company
News Release
Released at 7:30 a.m. CST
     PLANO, Texas — April 13, 2010 — Denbury Resources Inc. (NYSE: DNR) (the “Company” or “Denbury”) today announced that it has accepted for purchase all outstanding 6.25% Senior Subordinated Notes due 2014 (the “6.25% Securities”), 6.0% Senior Subordinated Notes due 2015 (the “6.0% Securities”), 7.25% Senior Subordinated Notes due 2017 (the “7.25% Securities”), and 9.5% Senior Subordinated Notes due 2016 (the “9.5 Securities” and, together with the 6.25% Securities, the 6.0% Securities, and the 7.25% Securities, the “Securities”) of Encore Acquisition Company validly put to Denbury and not withdrawn, pursuant to Denbury’s previously announced change of control offers.
     In the change of control offers Denbury purchased:
•	$40,712,000 principal amount of the 6.25% Securities, leaving $1,072,000 outstanding (less than1% of the original principal amount issued);

•	$30,714,500 principal amount of the 6.0% Securities, leaving $485,000 outstanding (less than 1% of the original principal amount issued);

•	$24,235,000 principal amount of the 7.25% Securities, leaving $2,250,000 outstanding (1.5% of the original principal amount issued); and

•	$80,000 principal amount of the 9.5% Securities, leaving $224,920,000 outstanding (greater than 99.9% of the original principal amount issued).
     The Company accepted all validly put to Denbury and not withdrawn Securities on April 13, 2010 and paid 101% of the principal amount of the Securities put (and not withdrawn).
     This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any Securities or any other securities of the Company or any other person.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
For further information contact:
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Chief Financial Officer, 972-673-2000
www.denbury.com